Exhibit 21.1

Subsidiaries of the Registrant

Independence American Holdings Corp. (DE)
Independence American Insurance Company (DE)
IndependenceCare Underwriting Services - Minneapolis, L.L.C. (MN)
Risk Assessment Strategies, Inc. (DE)
Voorhees Risk Management LLC (DE)
HealthInsurance.org, LLC (DE)
Independent Producers of America, LLC (DE)
Excess Claims Administrators, Inc. (DE )
Majestic Underwriters LLC (DE)